FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bancorp, Inc. Announces Earnings for the Three Months ended March 31, 2011 and a Reduction in Non Performing Assets

Boca Raton, Fla. — April 26, 2011—(NASDAQ Global: FUBC) —1st United Bancorp, Inc. (“1st United”) reported net income of $355,000 ($.01 earnings per share) for the three months ended March 31, 2011, compared to a net income of $346,000 ($.01 earnings per share) for the three months ended March 31, 2010.

Highlights for the quarter ended March 31, 2011:

Financial Condition

•	Total assets at March 31, 2011 were $1.26 billion, as compared to approximately $1.27 billion at December 31, 2010.
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Deposits were $1.026 billion at March 31, 2011, as compared to $1.065 billion at December 31, 2010. Approximately $50 million of wholesale time deposits assumed in the acquisition of The Bank of Miami, N.A. in December and anticipated to be redeemed during the quarter were paid out, which was partially offset by a $20 million growth in non-interest bearing deposits. Non-interest bearing deposits now represent approximately 29% of total deposits at March 31, 2011, compared to 26% at December 31, 2010.

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During the quarter ended March 31, 2011, 1st United completed a common stock offering and issued 5,000,000 shares at $6.50 per share which resulted in net proceeds of approximately $30.5 million. Subsequent to March 31, 2011, the underwriters exercised their overallotment option in full and we issued an additional 750,000 shares at $6.50 per share which resulted in net proceeds of approximately $4.5 million.

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At March 31, 2011, 1st United had approximately $330 million in loans (approximately 40% of total loans), including $6.8 million of non-performing loans, and approximately $7.7 million in other real estate covered by loss share agreements with the FDIC. This compares to approximately $355 million

(approximately 41% of total loans), including $519,000 in non-performing loans, and approximately $6.6 million in other real estate at December 31, 2010 covered by loss share agreements with the FDIC.

•

Non-performing assets that were not covered by Loss Share Agreements were reduced during the quarter ended March 31, 2011 to $18.8 million (or 1.5% of total assets) from approximately $20.8 million (or 1.64% of total assets) at December 31, 2010. Total non-performing assets, including those covered by loss share agreements, were $33.3 million (or 2.64% of total assets) at March 31, 2011 as compared to $28.0 million (or 2.21% of total assets) at December 31, 2011.

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The allowance for loan losses at March 31, 2011 was $14.0 million (1.72% of total loans) and 78% of non-performing loans not covered by Loss Share Agreements. This compares to an allowance for loan losses at December 31, 2010 of $13.1 million (1.52% of total loans) and 71% of non-performing loans not covered by Loss Share Agreements.

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Total risk-based capital ratio, Tier 1 capital ratio, and leverage ratio for 1st United at March 31, 2011 were 29.78%, 27.70% and 13.05%, respectively, and exceeded all regulatory requirements for “well capitalized.”

Operating Results

Net income of $355,000 for the quarter ended March 31, 2011 was impacted by:

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Net Interest Margin was 4.90% for the quarter ended March 31, 2011. Approximately 26 basis points of the March 31, 2011 margin related to one-time accretion due to the resolution of three loans covered under the Loss Share Agreements. Exclusive of this one-time accretion, 1st United’s margin would have been approximately 4.64%, as compared to a margin of 4.23% for the quarter ended March 31, 2010.

•	Non-recurring acquisition and integration related costs for the quarter ended March 31, 2011 was approximately $1.6 million.
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Included in non-interest income was a net loss on sale of other real estate owned of approximately $224,000 during the quarter related to the disposal of approximately $1.6 million of other real estate owned.

•	The provision for loan losses was $1.9 million for the quarter ended March 31, 2011.

Management Comments:

“We are very pleased with our continued growth in core deposits since December 31, 2010. Our non-interest bearing deposits grew by approximately $20 million and now represent approximately 29% of our total deposits. Though we experienced a reduction in our loans since December 31, 2010, due partly by payoffs (which we view as a sign of a healthy portfolio) and a reduction in loans covered by loss share agreements of almost $26 million, our new loan production continues to be strong. During the quarter ended March 31, 2011 we had new loan production of $17 million and our backlog continues to remain strong,” said Warren S. Orlando, Chairman. “We were also very pleased to complete our follow-on offering during the quarter, which added over $30 million in capital to our already strong capital ratios. We continue to believe that our strong capital base, liquidity and overall financial strength will allow us the opportunity to continue to expand both organically as well as through potential acquisitions.”

“The integration of The Bank of Miami, N.A. acquisition is continuing to go very well, with the full systems conversion to take place at the end of this week. Our integration staff, many of whom have come from The Bank of Miami, N.A. are doing a terrific job in not only retaining but growing this business,” said Rudy E. Schupp, Chief Executive Officer. “There continue to be economic challenges in the markets we serve. Despite these challenges, we were able to reduce our non-performing assets not covered by loss share agreements by over 9% during the quarter as compared to December 31, 2010. Overall, we were pleased with our $355,000 earnings for the quarter given that it included approximately $1.6 million of personnel and integration related costs that we expect will be eliminated after the second quarter of 2011.”

“We continue to provide significant loan reserves to cover the challenges of new and often lower appraised values of collateral and the on-going economic weakness in our local markets. We remain vigilant and will continue to monitor asset quality and act quickly to resolve problem assets as they are identified,” said John Marino, President and Chief Financial Officer. “Our classified and past due loans not covered by loss share agreements continue to stabilize, but we believe it is still too early to call it a trend.”

For interested persons, 1st United will be hosting an investor call to review the quarterly results at 10 00 a.m. Eastern Standard Time on Wednesday, April 27, 2011. The number for the conference call is (800) 857-9849 (Passcode: First United). A replay of the conference call will be available beginning the afternoon of April 27, 2011 until May 11, 2011 by dialing (866) 360-3304 (domestic), using the passcode 14277.

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which now operates 15 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3435. 1st United’s stock is listed on the NASDAQ Global Market under the symbol “FUBC”.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause 1st United’s future results to differ materially.

The following factors, among others, could cause our actual results to differ: our ability to integrate the business and operations of companies and banks that we have acquired, and those that we may acquire in the future; the failure to achieve expected gains, revenue growth, and/or expense savings from future acquisitions; our need and our ability to incur additional debt or equity financing; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the accuracy of our financial statement estimates and assumptions, including the estimate of our loan loss provision; the effects of harsh weather conditions, including hurricanes, and man-made disasters; inflation, interest rate, market, and monetary fluctuations; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; legislative and regulatory changes, including the Dodd-Frank Act; our ability to comply with the extensive laws and regulations to which we are subject; the willingness of clients to accept third-party products and services rather than our products and services and vice versa; changes in securities and real estate markets; increased competition and its effect on pricing; technological changes; changes in monetary and fiscal policies of the U.S. Government; the effects of security breaches and computer viruses that may affect our computer systems; changes in consumer spending and saving habits; growth and profitability of our non-interest income; changes in accounting principles, policies, practices or guidelines; anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws; and our ability to manage the risks involved in the foregoing. These factors, as well as additional factors, can be found in our periodic and other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Actual results may differ materially from projections and could be affected by a variety of factors, including factors beyond our control. Forward-looking statements in this press release speak only as of the date of the press release, and 1st United assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

	For the three month period ended March 31,
	2011	2010
INCOME STATEMENT DATA (unaudited)	(Amounts in thousands, except per share data)
Interest income	$14,681	$11,509
Interest expense	1,724	2,054
Net interest income	12,957	9,455
Provision for loan losses	1,900	1,250
Net interest income after provision for loan losses	11,057	8,205
Other non interest income	729	901
Non interest expense	11,191	8,543
Income before taxes	595	563
Income tax expense	240	217
Net income	$355	$346

PER SHARE DATA
Basic and diluted earnings per share	$0.01	$0.01
Book value per common share	6.89	6.91

SELECTED OPERATING RATIOS
Return on average assets	0.11%	0.14%
Return on average shareholders’ equity	0.80%	0.80%
Net interest margin	4.90%	4.23%

Average assets	$1,248,478	$1,024,091
Average shareholders’ equity	$177,717	$172,502

Number of shares of outstanding common stock	29,807,603	24,781,660

SELECT FINANCIAL DATA (unaudited)	March 31, 2011	December 31, 2010
	(Amounts in thousands, except per share data)

BALANCE SHEET DATA
Total assets	$1,260,463	$1,267,752
Total loans	814,962	860,739
Allowance for loan losses	14,032	13,050
Cash and cash equivalents	154,271	119,752
Securities available for sale	111,233	102,289
Other real estate owned	8,495	9,085
Goodwill and other intangible assets	48,168	48,297
FDIC loss share receivable	84,818	86,712
Deposits	1,026,089	1,064,687
Non-interest bearing deposits	301,302	281,285
Shareholders’ equity	205,269	174,050

SELECTED ASSET QUALITY DATA, CAPITAL AND ASSET QUALITY RATIOS

Equity/assets	16.29%	13.73%
Non-accrual and loans past due greater than 90 days loans/total loans	3.04%	2.19%
Allowance for loan losses/total loans	1.72%	1.52%
Allowance for loan losses/non-accrual loans	61.00%	69.00%
Leverage ratio	13.05%	11.78%
Tier 1 risk based capital	27.70%	21.62%
Total risk based capital	29.78%	23.71%